Exhibit 10.2

Covidien Ltd.

2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

RESTRICTED STOCK UNIT AWARD

[YEAR] DIRECTOR GRANT

RESTRICTED UNIT AWARD granted on [Date of Grant] (the “Grant Date”) to [Name of Director] pursuant to Section 4.7 of the Covidien Ltd. 2007 Stock and Incentive Plan (the “Plan”).

1. Grant of Restricted Units. Covidien Ltd. (the “Company”) has granted to you [Number of Restricted Units Granted] Restricted Units, subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.

2. Amount and Form of Payment. Each Restricted Unit represents one (1) Share of Common Stock and vested Restricted Units will be redeemed solely for Shares, subject to Section 5.

3. Dividends. Each unvested Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on a Share of Common Stock. DEUs will be calculated at the same dividend rate paid to other holders of Common Stock and will vest in accordance with the vesting schedule applicable to the underlying Restricted Units.

4. Vesting and Delivery of Shares. All Restricted Units will fully vest as of the date of the Company’s [Year After Year of Grant] Annual General Meeting, subject to forfeiture due to a Termination of Directorship for Cause (as described in Section 5). Restricted Units will fully vest prior to the date set forth in the previous sentence upon the first to occur of (i) 30 days following a Termination of Directorship, except a Termination of Directorship for Cause, or (ii) a Change in Control; provided, however, that in the event that the Company is involved in a transaction in which the Shares will be exchanged for cash, the Company shall issue to you immediately prior to the consummation of such transaction the number of Shares that are equal to the aggregate number of unvested Restricted Units (including attributable DEUs) subject to this Award. Immediately after such issuance of Shares, this Award shall terminate and be of no further force or effect. Except as provided in the previous sentence and subject to Section 9, Shares representing Restricted Units that vest pursuant to this section (including attributable DEUs) shall be delivered to you on the vesting date.

5. Forfeiture of Award. You will forfeit all of the Restricted Units subject to this Award if your Termination of Directorship is for Cause. As set forth in the Plan, Termination of

Directorship for “Cause” occurs when an individual ceases to be a Director by reason of his or her removal by the Board due to the Director’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Nominating Committee, in its sole and absolute discretion, shall determine whether a Termination of Directorship is for Cause, provided, however, that if a Director subject to such review is a member of the Nominating Committee, then such determination shall be made by the full Board (excluding such Director).

6. Tax Treatment. Under United States tax law, the value of any Shares delivered to you under this Award is includable in your gross income, for federal and state income tax and for self-employment tax purposes, in the year in which such Shares are delivered. The Company will not withhold any amount upon the delivery of Shares subject to this Award or pay any taxes associated with such delivery of Shares. You acknowledge and agree that you are responsible for the tax consequences associated with this Award, including upon the delivery of Shares hereunder.

7. Transfer of Award. You may not transfer this Award or any interest in Restricted Units except by will or the laws of descent and distribution. Any attempt to transfer this Award or any interest in Restricted Units other than by will or the laws of descent and distribution is null and void.

8. Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Nominating Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Nominating Committee will be binding on all persons.

9. Restrictions on Payment of Shares. Payment of Shares for Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

a.	The Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, on the NYSE; and

b.	A Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

The Company will not be required to deliver any Shares until all applicable United States and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal counsel.

10. Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States securities laws with respect to trading in the Company’s securities. If you remain an affiliate of the Company after the Shares are issued, or were an affiliate of the Company within the three month period prior to sale of the Shares, there may be certain restrictions on the disposition of the Shares. If this is the case, the Company should be notified if you desire to dispose of the Shares in order to determine whether the disposition may be made without violating applicable law. The Company has the right to recover, or receive reimbursement for, any compensation or profit you realized upon the disposition of Shares received for Restricted Units and DEUs to the extent that the Company has a right of recovery or reimbursement under applicable United States securities laws.

11. Plan Terms Govern. The redemption of Restricted Units, the disposition of any Shares received for Restricted Units and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Nominating Committee prescribes. The Plan document, as amended from time to time, is incorporated into this Terms and Conditions document. Capitalized terms used herein are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting the Award, you hereby acknowledge receipt of the Plan, as in effect on the Grant Date.

12. Entire Agreement and Amendment. These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Nominating Committee in writing and pursuant to the terms of the Plan.

13. Code Section 409A and 457A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of the Restricted Units subject to this Award become subject to Code Section 409A or Code Section 457A, the provisions contained in Sections 7.12 or 7.13, respectively, of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions.

14. Acceptance. By accepting this Award, you agree to the following:

(i) You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and

(ii) You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in the Plan and these Terms and Conditions unless you contact Covidien Ltd., c/o John W. Kapples, Vice President and Secretary, 15 Hampshire Street, Mansfield, MA 02048 in writing within 30 days of receiving the grant package. Receipt by the Company of your non-consent will nullify this Award unless otherwise agreed to in writing by you and the Company.